AMENDMENT #2

to the

OLED PATENT LICENSE AGREEMENT

(originally effective as of April 19, 2005)

by and between

Samsung Mobile Display Co., Ltd., as successor to Samsung SDI Co., Ltd. (“SMD”)

and

Universal Display Corporation (“UDC”)

This Amendment #2 shall amend and modify, to the extent of any inconsistency, the provisions of the above-referenced OLED Patent License Agreement (the “Agreement”).  The effective date of this Amendment #2 is July 1, 2010.

1.	The term of the Agreement is hereby extended for three (3) additional months, through September 30, 2010. This three-month period is referred to herein as the “Extension Period.”

2.
During the Extension Period, SMD and UDC will negotiate in an effort to enter into a new business arrangement that includes, among other items, a license agreement which would supersede the Agreement. Any such new business arrangement will be effective only when reduced to writing and signed by authorized persons on behalf of both SMD and UDC.  If such a new business arrangement is not entered into within the duration of the Extension Period, SMD and UDC will discuss the terms and conditions for an additional temporary arrangement based on the status of the negotiation; provided, however, that neither party has any obligation to agree to any further extension of the Agreement.

3.
SMD will continue to pay running royalties to UDC under the Agreement at the rates specified therein for the Extension Period.  However, in lieu of payments to UDC at the end of each calendar half, running royalties due for the Extension Period will be paid to UDC within sixty (60) days following the end of the Extension Period.

4.	If a new arrangement is reached, unless otherwise expressly agreed by the parties as part of the new arrangement, that arrangement will be applied retroactively to the Extension Period as follows:

a.
If the royalty rates under the new arrangement are more favorable to SMD than the rates under the current Agreement, royalties due to UDC for the Extension Period will be recalculated based on the royalty rates under the new arrangement, and SMD will receive a credit against future royalties due and owing to UDC for the amount by which such

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royalties is less than the royalties paid (or to be paid) to UDC under the current Agreement for the Extension Period, said credit to be given to SMD within sixty (60) days after the new arrangement is determined. If the new arrangement is not based on a running royalty, both parties will negotiate a mutually agreeable method for remittance.

b.
If the royalty rates under the new arrangement are more favorable to UDC than the rates under the current Agreement, royalties due to UDC for the Extension Period will be recalculated based on the royalty rates under the new arrangement, and SMD will pay to UDC the amount by which such royalties exceeds the royalties paid (or to be paid) under the current Agreement for the Extension Period, said amount to be paid to UDC within sixty (60) days after the new arrangement is determined.  If the new arrangement is not based on a running royalty, both parties will negotiate a mutually agreeable method for payment.

c.	The provisions of this paragraph 4 shall survive any expiration or termination of the Agreement.

5.	Except as set forth herein, all other terms and conditions of the Agreement, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have agreed to this Amendment #2:

Samsung Mobile Display Co., Ltd.		Universal Display Corporation

By:	/s/ Sungrak Son	By:	/s/ Steven V. Abramson

Name:	Sungrak Son	Name:	Steven V. Abramson

Title:	Vice President	Title:	President

Date:	July 5, 2010	Date:	July 12, 2010

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